As filed with the Securities and Exchange Commission on March 13, 2009

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 (NO. 333-29885)

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 (NO. 333-81813)

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 (NO. 333-54688)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-115871)

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

INVITEL HOLDINGS A/S

(Exact name of registrant as specified in its charter)

Denmark	[not applicable]
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Puskas Tivadar, u.8-10, Budaörs, Hungary	H-2040
(Address of Principal Executive Offices)	(Zip Code)

HUNGARIAN TELEPHONE AND CABLE CORP. 2002 INCENTIVE STOCK OPTION PLAN

HUNGARIAN TELEPHONE AND CABLE CORP. NON-EMPLOYEE DIRECTOR PLAN

HUNGARIAN TELEPHONE AND CABLE CORP. 2004 LONG-TERM INCENTIVE PLAN

(Full title of the plans)

RL&F Service Corp.

One Rodney Square

Tenth and King Streets

Wilmington, Delaware 19801

Attn: Sharon Alexandridis

Telephone No. +1 (302) 651-7751

(Name and address, including zip code, and telephone number of agent for service)

EXPLANATORY NOTE

Invitel Holdings A/S (“we” or “us” or “Invitel Denmark” or the “Registrant”), a Danish limited liability company, is filing this Post-Effective Amendment to the Registration Statements (as defined herein) on Form S-8 (this “Amendment”) as the successor registrant to Hungarian Telephone and Cable Corp. (“Predecessor” or “HTCC”), a former Delaware corporation, in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is a result of Predecessor changing its place of incorporation from Delaware to Denmark.

Pursuant to the Agreement and Plan of Merger dated as of November 27, 2008 (the “Merger Agreement”), among us, Predecessor, and Invitel Sub LLC., a Delaware limited liability company (“MergeCo”), Predecessor effectively changed its place of incorporation from Delaware to Denmark by merging with and into MergeCo, effective as of February 26, 2008, whereby we became the successor to the Predecessor.

The reorganization was accomplished by means of the following steps:

•	a transfer of the assets of HTCC to, and assumption of its liabilities by Invitel Denmark, in exchange for newly issued shares of Invitel Denmark;

•

a merger of HTCC with and into Mergeco, which became the surviving company in the merger and a wholly owned, direct subsidiary of Invitel Denmark. As a result of the merger, each share of HTCC Delaware common stock (“HTCC Common Stock”) automatically converted into the right to receive one Invitel Denmark American Depositary Share (“ADS”) representing one ordinary share of Invitel Denmark, provided that an HTCC stockholder had the option to elect to receive Invitel Denmark ordinary shares (“Invitel Denmark Ordinary Shares”) instead of ADSs. As a result, immediately after the merger, the stockholders of HTCC owned, directly or indirectly, exactly the same number of Invitel Denmark ordinary shares as they owned in HTCC immediately before the merger; and

•	after completion of the merger, MergeCo transferred its remaining assets to, and its remaining liabilities were assumed by Invitel Denmark. MergeCo was then dissolved.

As part of the merger, we have assumed all of Predecessor’s obligations under the 2002 Incentive Stock Option Plan, the Non-Employee Director Plan, and the 2004 Long-Term Incentive Plan (the “Compensation Plans”), and each outstanding option to purchase HTCC Common Stock under the Compensation Plans has been cancelled and has converted into a right to subscribe for the same number of Invitel Denmark Ordinary Shares, with consistent rights and conditions as the corresponding Predecessor options under the Compensation Plans prior to the merger, subject to any adjustments to the subscription price in euro as calculated from U.S. dollars as set forth in Appendix 1 to the Articles of Association of Invitel Denmark.

This Amendment to Form S-8 pertains to the adoption by us of the following registration statements (collectively, the “Registration Statements”): (i) Registration Statement No. 333-29885, covering 1,141,497 shares of common stock; (ii) Registration Statement No. 033-81813, covering 250,000 shares of common stock; (iii) Registration Statement No. 333-54688, covering 250,000 shares of common stock; and (iv) Registration Statement No. 333-115871, covering 2,189,410 shares of common stock.

With respect to Registration Statement No. 333-29885, this is Amendment No. 3. With respect to Registration Statement No. 033-81813, this is Amendment No. 3. With respect to Registration Statement No. 333-54688, this is Amendment No. 3. With respect to Registration Statement No. 333-115871, this Amendment No. 1.

In accordance with Rule 414 under the Securities Act, we, as the successor registrant to Predecessor, hereby expressly adopt the Registration Statements as our own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. Registration fees were paid at the time of filing the original Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by the Registrant or HTCC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein:

(i)	Annual Report of HTCC on Form 10-K for the fiscal year ended December 31, 2007, filed on March 3, 2008.

(ii)	Quarterly Report of HTCC on Form 10-Q for the period ended September 30, 2008, filed on November 10, 2008.

(iii)	Quarterly Report of HTCC on Form 10-Q for the period ended June 30, 2008, filed on August 11, 2008.

(iv)	Quarterly Report of HTCC on Form 10-Q for the period ended March 31, 2008, filed on May 12, 2008.

(v)	The section entitled “Description of Ordinary Shares of Invitel Denmark” in the registration statement on Form F-4 filed with the SEC on November 28, 2008, as amended by Amendment No. 1 filed with the SEC on January 12, 2009, as amended by Amendment No. 2 filed with the SEC on January 29, 2009, as amended by Amendment No. 3 filed with the SEC on February 2, 2009, including any subsequent amendment filed for the purpose of updating such description.

Each document filed by Invitel Denmark pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Amendment and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to the respective Registration Statement and to be part thereof from the date of filing such document.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Association of Invitel Denmark do not contain any provisions pertaining to indemnification of directors or officers.

ITEM 8.	EXHIBITS.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to the respective Registration Statement:

i.	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.	to reflect in the prospectus any facts or events arising after the effective date of the respective Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the respective Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the respective Registration Statement or any material change to such information in the respective Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15d of the Exchange Act that are incorporated by reference in the respective Registration Statement; and

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the respective Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Invitel Holdings A/S certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 3 to this registration statement on Form S-8 (No. 333-29885), Post-Effective Amendment No. 3 to this registration statement on Form S-8 (No. 333-81813), Post-Effective Amendment No. 3 to this registration statement on Form S-8 (No. 333-54688), and Post-Effective Amendment No. 1 to this registration statement on form S-8 (No. 333-115871), and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Budapest, Hungary, on March 13, 2009.

INVITEL HOLDINGS A/S

By:	/s/ Robert Bowker
Robert Bowker
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to this registration statement on Form S-8 (No. 333-29885), Post-Effective Amendment No. 3 to this registration statement on Form S-8 (No. 333-81813), Post-Effective Amendment No. 3 to this registration statement on Form S-8 (No. 333-54688), and Post-Effective Amendment No. 1 to this registration statement on Form S-8 (No. 333-115871) has been signed by the following persons in the capacities and on the dates indicated.

/s/ Martin Lea Martin Lea Chief Executive Officer	March 13, 2009 Date	/s/ Robert Bowker Robert Bowker Chief Financial Officer	March 13, 2009 Date

/s/ Henrik Scheinemann Henrik Scheinemann Chairman	March 13, 2009 Date	/s/ Carsten Dyrup Revsbech Carsten Dyrup Revsbech Director	March 13, 2009 Date

/s/ Ole Steen Andersen Ole Steen Andersen Director	March 13, 2009 Date	/s/ Robert R. Dogonowski Robert R. Dogonowski Director	March 13, 2009 Date

/s/ Peter Feiner Peter Feiner Director	March 13, 2009 Date	/s/ Jens Due Olsen Jens Due Olsen Director	March 13, 2009 Date

/s/ Morten Bull Nielsen Morten Bull Nielsen Director	March 13, 2009 Date	/s/ Peter T. Noone Peter T. Noone U.S. Authorized Representative	March 13, 2009 Date

INDEX TO EXHIBITS

Exhibit No.	Description
3.1.	Articles of Association of Invitel Holdings A/S*

4.1	Appendix 1 to Articles of Association of Invitel Holdings A/S*

5.1.	Opinion of Kromann Reumert, special Danish counsel to Invitel Holdings A/S

23.1	Consent of PricewaterhouseCoopers Kft.

23.2	Consent of KPMG Hungária Kft.

*	Incorporated herein by reference to Exhibits 3.1 and 4.1 respectively of the Form S-8 Registration Statement filed by Invitel Holdings A/S with the Securities and Exchange Commission on March 13, 2009.